Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this 10-K and the incorporation by reference in the registration statements (No. 333-267259 and 333-264470) on Form S-3 of Boston Omaha Corporation of our report dated March 19, 2026, with respect to the consolidated balance sheets of Sky Harbour Group Corporation as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended, which report is included in the Form 10-K of Sky Harbour Group Corporation for the year ended December 31, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 30, 2026